Exhibit 15.1

October 29, 2014

The Board of Directors and Shareholders
MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-137565 and Form S-8 No. 333-167494) pertaining to the Third Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Third Amended and Restated 2006 Non- Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated October 29, 2014 relating to the unaudited consolidated interim financial statements and schedules of MCG Capital Corporation that are included in its Form 10-Q for the quarter ended September 30, 2014.

/s/ ERNST & YOUNG LLP